Exhibit 3.3

3068 NOTICES PENNSYLVANIA BULLETIN, VOL. 45, NO. 24, JUNE 13, 2015 Innovative Solutions and Support, Inc. 720 Pennsylvania Drive, Exton, PA 19341 Chester PA Business Corporation Law 01/12/1988 PA009 - 7/1/2015 Wolters Kluwer Online

EXHIBIT A TO ARTICLES OF AMENDMENT OF INNOVATIVE SOLUTIONS AND SUPPORT, INC. Section (B)(1)(b) of Article FOURTH of the Amended and Restated Articles of the Corporation is amended to read as follows: (b) Majority Voting. Notwithstanding anything herein contained to the contrary, the affirmative vote of the holders of a majority of the Common Stock then issued and outstanding shall be required for: (i) any merger, consolidation or other sale of the Corporation; (ii) any issuance by the Corporation of common stock, other than a public offering for cash, which possesses voting power equal to or in excess of 20% of the voting power outstanding before such issuance; (iii) any issuance by the Corporation of capital stock for a consideration per share which is less than the fair market value of the capital stock as determined in good faith by the Board of Directors; (iv) any amendment to the Corporation’s Articles of Incorporation, as amended after the date hereof (except as otherwise expressly permitted hereby); and (v) the authorization by the Corporation of a class or Series of capital stock having rights and preferences which are pari passu with or superior to the rights and preferences of the Series A Preferred Stock.